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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2003

ASPEN TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24786 (Commission File Number)	04-2739697 (I.R.S. Employer Identification No.)

Ten Canal Park, Cambridge, Massachusetts 02141
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (617) 949-1000

EXPLANATORY NOTE

        On June 1, 2003, we entered into agreements pursuant to which we agreed to issue and sell Series D-1 convertible preferred stock for an aggregate purchase price of approximately $100,000,000, or $333.00 per share (or $3.33 on a common equivalent basis), and to deliver cash and Series D-2 convertible preferred stock having an aggregate value of $51,000,000 in consideration for the surrender of all of our outstanding Series B convertible preferred stock. We must obtain the approval of our stockholders in order to complete these transactions.

        We are filing a definitive proxy statement relating to the special meeting of stockholders at which we will solicit approval of the proposed financing transaction and several related proposals. This current report on Form 8-K presents or summarizes some of the information included in the definitive proxy statement, including information relating to:

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  the proposed financing;

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  factors that may affect our future results and the trading price of our common stock, including factors relating to the financing; and

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  our executive compensation for the fiscal year ended June 30, 2003.

        For more information you should refer to the full text of the definitive proxy statement, which can be accessed from the SEC's home page (www.sec.gov). Alternatively, you may obtain a copy of the definitive proxy statement by contacting Joshua Young, our director of investor relations, by telephone at (617) 949-1274 or by e-mail to joshua.young@aspentech.com.

NOTE REGARDING FORWARD LOOKING STATEMENTS

        This current report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that are intended to be covered by the safe harbors created by those laws. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainties, many of which are beyond our control, including the factors set forth under the heading "B. Factors that may Affect Future Results and the Trading Price of Our Common Stock" in Item 5 of this report. Although we believe that the assumptions underlying the forward-looking statements contained in this report are reasonable, any of the assumptions could be inaccurate and we cannot assure you that actual results will be the same as those indicated by the forward-looking statements. The forward-looking statements represent our estimates as of the date on which we filed this report with the Securities and Exchange Commission, or SEC. In light of the significant uncertainties inherent in the forward-looking statements included in this report, you should not consider our inclusion of such information as a representation by us or any other person that these objectives and plans will be achieved. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that might affect the forward-looking statements.

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

  A. The Proposed Financing

  Background

        In the past fiscal year we have experienced a significant deterioration in our working capital position, which has raised concerns about our liquidity in the short term and our ability to meet balance sheet obligations coming due over the next two years. Those obligations require us to pay up to $146,250,000 in fiscal years 2004 and 2005 to retire outstanding debt and equity securities. These concerns, coupled with continuing uncertainties surrounding the investigation by the Federal Trade Commission, or FTC, of the effects of our acquisition of Hyprotech Ltd. in May 2002 under federal antitrust laws, have created difficulties for investors considering purchases and sales of common stock, potential customers evaluating purchases of our products, and for lenders and vendors assessing whether to provide us with financing.

        In October 2002 we engaged Credit Suisse First Boston to advise us with respect to our financial position and to recommend potential alternatives by which we could raise additional capital and could restructure existing obligations. We entered into an engagement letter under which Credit Suisse First Boston agreed to provide financial advisory services in connection with a restructuring transaction relating to our outstanding securities and a private placement of our equity securities.

        The investor proposal process reinforced our belief that our current capital structure and level of working capital, together with the current economic environment, carry significant risks, including:

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  Significant upcoming repayment obligations.  In fiscal years 2004 and 2005, we will be required to repay at maturity all of the $86,250,000 in aggregate principal amount of our 5 1/4% subordinated convertible notes due June 2005, or convertible debentures, and may be required to redeem all or a portion of $60,000,000 in stated value of our outstanding Series B-1 convertible preferred stock, or Series B-1 shares, and Series B-II convertible preferred stock, or Series B-II shares. The convertible debentures must be repaid in cash, while the Series B-I shares and Series B-II shares, or collectively, the Series B shares may be redeemed for cash or stock, in our discretion. If we make all of the required payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we redeem Series B shares by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share.

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  Uncertain outcome of FTC inquiry.    The FTC is continuing its investigation of the effects of our acquisition of Hyprotech under federal antitrust laws. The outcome of this investigation remains uncertain, and the FTC may seek to impose a wide variety of remedies. Some of those remedies, as well as the FTC's commencement of a formal action against us, could significantly reduce our cash flow or otherwise materially impair our ability to continue to operate under our current business plan.

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  Continuing softness in information technology spending.    We have experienced significant volatility in our results from operations over the past two years, driven largely by continued softness in information technology spending by existing and potential customers in light of the current economic environment. If potential customers continue to limit their spending on information technology, we may not be able to achieve our expected levels of revenue and our working capital could be reduced significantly. Any such revenue shortfall could force us to take short-term cash conservation actions that are not consistent with our long-term business plan.

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  Dependence on sales of installment receivables.    We continue to rely heavily on the sale of installment receivables to provide us with working capital. Any limitations on our ability to access these markets, including concerns by our vendor finance participants relating to our financial stability, could have a material adverse effect on our cash flow.

        Between October 2002 and May 2003, we and Credit Suisse First Boston held preliminary discussions with more than twenty potential investors. Based on those discussions, in December 2002 we narrowed the potential investor group to ten investors based on several key criteria, including the investors' market expertise in software and technology, the expertise in financially complex transactions and their ability to invest at least $100,000,000 in AspenTech. Ultimately six investors submitted nonbinding proposals under which they proposed investments in the form of convertible debt or preferred stock. We then further narrowed the potential investor list to three firms based upon factors that included the terms and nature of their preliminary proposals and the extent to which we believed they could add value through, for example, their software industry expertise and their strategic vision for AspenTech. These three firms then conducted full financial and business due diligence reviews of AspenTech, including extensive document review, customer calls and meetings with our management. Each of the three firms identified the uncertainties of the ongoing FTC investigation of our Hyprotech acquisition as a key investment concern and expressed its preference to defer any investment until after the FTC investigation is resolved. In March 2003, however, Advent submitted an unsolicited, revised proposal that, after further negotiation, we ultimately accepted.

  Overview

        On June 1, 2003, we entered into a securities purchase agreement, or the purchase agreement, providing for the private placement of shares of our Series D-1 convertible preferred stock, or Series D-1 shares, and Series D-2 convertible preferred stock, or Series D-2 shares. We refer to the Series D-1 shares and Series D-2 shares collectively as Series D shares. Subject to obtaining stockholder approval, we intend to issue:

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  300,300 Series D-1 shares to investment partnerships managed by Advent International Corporation, or the Advent investors, for a purchase price of $333.00 per share, or approximately $100,000,000 in total;

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  63,064 Series D-2 shares to the investors that currently hold Series B shares, or the Series B investors, in exchange for 16,918 outstanding Series B-I shares and 7,788 outstanding Series B-II shares; and

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  warrants, which we refer to as WD warrants, to the Advent investors and the Series B investors (pro rata based on their Series D share ownership) to purchase up to 7,267,286 shares of common stock.

        Also on June 1, 2003, we entered into a repurchase and exchange agreement, or the exchange agreement, with the Series B investors, pursuant to which we intend, subject to stockholder approval, to:

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  repurchase 23,082 outstanding Series B-I shares and 12,212 outstanding Series B-II shares, which would constitute all of the outstanding Series B shares not proposed to be exchanged for Series D-2 shares, for approximately $30,000,000 in cash; and

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  issue new warrants, which we refer to as WB warrants, to the Series B investors to purchase 791,044 shares of common stock, in exchange for outstanding warrants currently held by the Series B investors, which we refer to as existing warrants, exercisable to purchase the same number of shares of common stock but having other terms, including exercise price and antidilution protection, differing materially from the proposed WB warrants in favor of us.

        If the financing transactions contemplated by the purchase agreement and the exchange agreement, which we refer to as the financing, are completed, then, based on securities outstanding as of June 20, 2003:

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  The Advent investors would own Series D-1 shares representing the right to acquire 31.7% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 6.3% of the outstanding common stock at an exercise price per share of $3.33.

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  The Series B investors would own Series D-2 shares representing the right to acquire 6.6% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 1.3% of the outstanding common stock at an exercise price per share of $3.33. These investors would also hold WB warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price per share of $4.08. In addition, the Series B investors would continue to hold other currently outstanding warrants to acquire an additional 0.8% of outstanding common stock at an exercise price of $9.72 per share.

        The following table summarizes the percentages of the outstanding common stock, on a fully diluted basis, based on securities outstanding as of June 20, 2003, that each class or type of equity-related securities would represent after the financing:

Post-Financing Fully Diluted Ownership
Common stock	41.4%
Series D shares	38.3
Convertible debentures	1.7
WB warrants	0.8
WD warrants	7.7
Other outstanding warrants	1.2
Outstanding options	8.9

Total	100.0%

  Reasons for the Financing

        Over the past two quarters, our operational and financial performance has improved, which has provided us with a limited opportunity to raise capital and restructure our repayment obligations under the convertible debentures and Series B shares. As a result, we concluded that a private equity investment is the most attractive alternative to accomplish our objectives of strengthening our balance sheet and improving our liquidity.

        We believe the financing will provide us with a more stable capital structure to position us for long-term growth. In the short-term, the financing will eliminate provisions of the Series B shares that limit our ability to raise additional capital and to refinance our repayment obligations under the convertible debentures. In addition, the financing will strengthen our balance sheet by increasing our liquidity and working capital. We believe the resulting reduction of risk and increased stability within our capital structure, along with our recent improvements in operational and financial performance, will enhance the confidence in AspenTech of our stockholders, customers, lenders and vendors.

        The Series B investors have the right to require that we redeem up to $30,000,000 in stated value of the outstanding Series B shares beginning in August 2003 and that we redeem the remaining Series B shares beginning in February 2004. The Series B shares have an aggregate stated value of $60,000,000. If the financing is completed, we will eliminate our redemption obligations under the Series B shares by retiring all of the outstanding Series B shares for a combination of $30,000,000 in cash and $21,000,000 in stated value of Series D-2 shares and WD warrants. The value of the cash and

Series D-2 shares delivered to the Series B investors in the financing will, without giving effect to the WD warrants, represent a $9,000,000, or 15%, discount from the $60,000,000 stated value of the Series B shares. In addition, we will set aside $45,000,000 of the net proceeds for the purpose of repaying a portion of the convertible debentures at or prior to maturity or for such other purpose as may be agreed between us and the Advent investors. We will use approximately $15,000,000 of the net proceeds to increase our working capital.

        If the financing is completed, we will also retire the existing warrants held by the Series B investors by exchanging the existing warrants for new WB warrants. The terms of both the existing warrants and the Series B shares include "full ratchet" antidilution provisions. This means that if we issue equity securities (or securities convertible into equity securities) at a price per share less than the exercise prices of the existing warrants (which range from $20.64 to $23.99) or the conversion prices of the Series B shares (which range from $17.66 to $19.97), the exercise prices of the existing warrants or the conversion prices of the Series B shares, as the case may be, will be reset at the price at which such securities were sold. Moreover, the number of shares for which the existing warrants are then exercisable or for which the Series B shares are then convertible would be increased proportionately, so that the aggregate exercise or conversion price remains unchanged. If we had agreed to issue the Series D shares without arranging for the retirement of the existing warrants, the exercise price of each of the existing warrants would have decreased to $3.33 as a result of the antidilution provisions contained in the existing warrants. By retiring the Series B shares and exchanging the existing warrants for the new WB warrants, which include less onerous weighted average antidilution provisions but have an exercise price of $4.08 per share, we will eliminate a significant restriction on our ability to raise additional capital.

  B. Factors that may Affect Future Results and the Trading Price of Our Common Stock

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating to Our Business as a Result of Completing the Financing

Our common stockholders will experience substantial dilution as a result of the financing and the price of our common stock may decline.

        The financing will result in substantial dilution to our stockholders that will exceed the dilution that would have been incurred under the Series B shares. Based on securities outstanding and the market price of our common stock as of June 20, 2003, our stockholders would suffer dilution of their ownership percentage of 23.1% if we were to redeem all of the outstanding Series B shares with common stock, but would experience dilution of 48.1% from the issuance of securities in the financing. We also have additional warrants outstanding to acquire up to 750,000 shares of common stock at an exercise price of $15.00 per share. These warrants contain weighted average antidilution provisions and, as a result of the closing of the financing, will be exercisable for up to 1,157,407 shares of common stock at an exercise price of $9.72.

        Although we believe that the terms of the Series D shares, including the conversion price, were the result of arm's-length negotiations with the Advent investors and took into consideration, among other things, our financial condition and the pending FTC antitrust investigation, the Series D shares may be issued at a discount to the market price of the common stock if, on the closing date of the financing, the common stock is trading at a price greater than $3.33, the conversion price of the Series D shares.

This means that upon completion of the financing, the Series D holders may pay less for their stock, on a common equivalent basis, than you paid for your common stock. The value of the common stock may be reduced as a result of the issuance of additional shares of common stock at a price less than the market or book value. On July 9, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $5.00.

        In addition, the issuance of the Series D shares will constitute a change in corporate control under our current stock incentive plans. As a result of the change in corporate control, each outstanding option as of the closing (other than certain options held by executive officers) will become fully exercisable. As of June 20, 2003, there were outstanding options to acquire 8,414,382 shares of common stock. Approximately 53.5% of these options had exercise prices greater than $10.00. These options, if exercised, will result in further dilution to holders of common stock.

        As a part of our obligations under the financing, we will register for public resale by the holders of the Series D-2 shares a total of 8,358,724 shares of common stock, including shares of common stock issuable upon conversion of the Series D-2 shares, as dividends on the Series D-2 shares and exercise of the WD and WB warrants held by such holders. Any sale of these shares of common stock into the public market could cause a decline in the trading price of our common stock.

Our earnings per share will be significantly reduced, which may result in a decrease in the price of our common stock.

        We expect that the financing will result in a 23.1% reduction in earnings per share in fiscal 2004, as the result of dilution of 48.1% in the ownership of AspenTech by our existing stockholders, based on securities outstanding as of June 20, 2003. We estimate that this dilution, in comparison to our existing Series B shares, will result in an incremental reduction in earnings per share in fiscal 2004 of 13% and incremental dilution of 25% in the ownership of AspenTech by our existing stockholders, based on securities outstanding as of June 20, 2003. Such a reduction in our earnings per share could result in a decline in the market value of our common stock that may adversely affect the value of your investment.

We will be subject to significant redemption obligations under the terms of our Series D shares and convertible debentures.

        Holders of Series D-1 shares and Series D-2 shares separately will be entitled to request that we redeem (1) up to fifty percent of the Series D-1 shares or Series D-2 shares, as the case may be, at any time on or after the sixth anniversary of issuance and (2) the remaining Series D-1 shares or Series D-2 shares, as the case may be, at any time on or after the seventh anniversary of issuance, in each case for $333.00 per share, plus any accumulated and unpaid dividends. As a result of these redemption provisions, the Series D shares will be presented outside of stockholders' equity in our balance sheets. In addition, although we will set aside $45,000,000 of the financing proceeds that may be used to redeem a portion of the convertible debentures, the Advent investors may disagree with us as to how to use the proceeds. Even assuming we redeem $45,000,000 of our convertible debentures, we will still have $41,250,000 in convertible debentures due in June 2005. Our ability to fulfill these redemption obligations will depend on a number of factors, including our ability to grow our business, generate revenue and, if necessary, raise additional capital. There can be no assurance that we will have sufficient funds to fulfill these obligations. If we do not have sufficient funds we may be required to seek additional financing or restructuring of our obligations. There can be no assurance that these alternatives will be available to us or, if available, on terms acceptable to us.

We may need to raise additional capital.

        We expect that the increase of $15,000,000 to our working capital as a result of the financing together with our current cash balances, cash-equivalents, short-term investments, availability of sales of our installment contracts, availability under our bank line of credit and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However:

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  We may need to obtain additional financing thereafter or earlier, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties.

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  In addition, we are subject to an ongoing investigation by the FTC. The cost to us of continuing to cooperate in the investigation or of defending any litigation or other proceeding arising from the investigation, even if resolved in our favor, could be substantial. As a result, this investigation could have a material adverse impact on our working capital.

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  While we will set aside $45,000,000 of net proceeds of the financing to repay a portion of the convertible debentures at or prior to maturity, we still will need to fund the repayment of the remaining principal amount of the convertible debentures, of which there are $86,250,000 in aggregate principal amount outstanding. Moreover, we may, with the consent of the Advent investors, apply all or a portion such $45,000,000 in proceeds to other purposes.

        An important part of our cash management program is the sale of receivables. Historically, we have had arrangements to sell long-term contracts to two financial institutions, General Electric Capital Corporation and Fleet Business Credit Corporation. These contracts represent amounts due over the life of existing term licenses. During the nine months ended March 31, 2003, installment contracts decreased by $10.8 million to $97.9 million, net of $49.2 million of installment contracts sold to General Electric Credit Corporation and Fleet Business Credit Corporation. Our ability to continue these arrangements or replace them with similar arrangements is important to maintaining adequate funding.

        Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. In addition, the uncertainties of the ongoing FTC investigation have created a serious obstacle in us seeking additional financing, including the financing with the Advent investors. Until this investigation is resolved, we expect our ability to obtain additional financing will be impaired. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities, or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

The Series D investors will own a substantial portion of our capital stock that may afford significant influence over our affairs, including in the event of a change in control.

        If the financing is completed, holders of Series D shares will own 38.3% of our outstanding stock and have the ability to acquire an additional 7.7% upon exercise of the WD warrants. As a result, these stockholders, if acting together, would have the ability to delay or prevent a change in control of AspenTech that may be favored by other stockholders and otherwise exercise significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:

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  any amendment of our certificate of incorporation or bylaws;

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  the approval of some mergers and other significant corporate transactions, including a sale of substantially all of our assets; or

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  the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

        We expect to set aside $45,000,000 of the net proceeds of the financing to repay a portion of the convertible debentures at or prior to maturity. If the board of directors were to determine that it was in our best interests to use all or a portion of those funds for another purpose, we would be unable to do so without the consent of the Advent investors.

Risks Relating to Our Business as a Result of Not Completing the Financing

We will continue to be subject to significant redemption obligations under the terms of our Series B shares.

        If the financing is not completed by December 31, 2003, the purchase agreement and the repurchase agreement will terminate and the Series B shares will remain outstanding. The Series B investors will have the right to require that we redeem up to $30,000,000 in stated value of the outstanding Series B shares beginning in August 2003 and that we redeem the remaining Series B shares beginning in February 2004. The Series B shares have an aggregate stated value of $60,000,000. The Series B shares may be redeemed for cash or stock, in our discretion.

        As a condition to entering into negotiations with respect to the proposed financing, the Series B investors required that we agree to certain terms that would apply if the financing is not completed. Those terms are contained in the exchange agreement. If the financing is not completed and we are unable to redeem their shares in cash or common stock because we do not have enough authorized shares of common stock available, we may be required to solicit stockholder approval of a charter amendment to increase the number of authorized shares of common stock to fulfill our redemption obligations for the Series B shares by delivering common stock. We would not be able to pay any redemption price of Series B shares by delivering nonconvertible Series C preferred stock unless we were unable to obtain stockholder approval of the charter amendment. We will not be required to seek such stockholder approval, however, if the Nasdaq National Market would not consider such stockholder approval effective, provided that we have diligently and in good faith pursued a determination from the Nasdaq National Market that such a stockholder vote will satisfy its applicable stockholder approval rules and we have in good faith exhausted all reasonable courses of action to obtain such a favorable determination. If we were to issue nonconvertible Series C preferred stock in payment of the redemption price of Series B shares as a result of an event occurring on or prior to January 30, 2004, the holder of those Series B shares may elect, within 30 days after such issuance, to exchange that nonconvertible Series C preferred stock for Series C notes. We would not be required to issue Series C notes in an aggregate principal amount in excess of (1) $60,000,000, which is the stated value of the Series B shares, less (2) the value of any cash and common stock previously delivered in payment of redemption prices for Series B shares. Series C notes would not be convertible into common stock, would bear interest at an annual rate of 10%, would mature five years after issuance, and would be subordinated only to specified bank indebtedness for working capital. Series C notes would contain restrictions on the amount of future debt that we could incur.

        Certain of the Series B investors have informally asserted to us their belief that our delivery of common stock in 2002 in payment of dividends on the Series B shares may have triggered the full ratchet antidilution provisions of the Series B shares and the existing warrants such that the conversion price of the Series B shares and the exercise prices of the existing warrants have been adjusted downward to $2.59. The initial conversion prices of the Series B shares range from $17.66 to $19.97, and the initial exercise prices of the existing warrants range from $20.64 to $23.99. We firmly believe that this assertion is without merit, in part because the issuance of the common stock dividends to the Series B investors was in accordance with the existing terms of the Series B shares and was not a dilutive event to the Series B investors. If the Series B investors formally assert this position, we intend to reject their claim and vigorously defend any claim against us that might be brought. If, however, the Series B investors were to prevail on their claim, our common stockholders would suffer significant additional dilution, since the Series B shares would be convertible into 23,164,868 shares of common stock, rather than 3,135,480 shares, and the existing warrants would be exercisable to acquire 6,960,451 shares, rather than 791,044 shares.

We will need to raise additional capital.

        Without the proceeds from the financing, the amount of capital available to us for general working purposes will be limited and this could limit our ability to fund our operations and service our existing debt obligations. We expect our current cash balances, cash-equivalents, short-term investments, availability of sales of our installment contracts, availability under our bank line of credit and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However:

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  The Series B investors have the right to require that we redeem up to $30,000,000 in stated value of the outstanding Series B shares beginning in August 2003 and that we redeem the remaining Series B shares beginning in February 2004. The Series B shares have an aggregate stated value of $60,000,000. The Series B shares may be redeemed for cash or stock, in our discretion. If we make all of the required payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we redeem Series B shares by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share.

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  All of the $86,250,000 in aggregate principal amount of our convertible debentures will mature in June 2005. We expect that we will need to raise additional funds in order to pay the convertible debentures when due.

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  Under the terms of the purchase agreement and exchange agreement, we will also be obligated to reimburse the legal fees and expenses of the Advent investors and the Series B investors incurred in connection with the financing up to a maximum amount of $1,950,000.

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  We may need to obtain additional financing thereafter or earlier, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties.

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  In addition, we are subject to an ongoing investigation by the FTC. The cost to us of continuing to cooperate in the investigation or of defending any litigation or other proceeding arising from the investigation, even if resolved in our favor, could be substantial. As a result, this investigation could have a material adverse impact on our working capital.

        If we experience significant cash flow problems in the short-term, this may result in a substantial tightening of credit terms from vendors and banking institutions and an immediate need to seek an alternative financing plan.

        An important part of our cash management program is the sale of receivables. Historically, we have had arrangements to sell long-term contracts to two financial institutions, General Electric Capital Corporation and Fleet Business Credit Corporation. These contracts represent amounts due over the life of existing term licenses. During the nine months ended March 31, 2003, installment contracts decreased by $10.8 million to $97.9 million, net of $49.2 million of installment contracts sold to General Electric Credit Corporation and Fleet Business Credit Corporation. Our ability to continue these arrangements or replace them with similar arrangements is important to maintaining adequate funding.

        Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. The uncertainties of the ongoing FTC investigation have also created a serious obstacle in us seeking additional financing, including the financing with the Advent investors. Until this investigation is resolved, we expect our ability to obtain additional financing will be impaired. Moreover, the terms of the Series B shares and existing warrants contain provisions that may significantly restrict our ability to raise additional funds through future financings. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities, or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

The terms of our Series B shares and the existing warrants held by the Series B investors contain significant restrictions on our ability to raise additional capital.

        Without the proceeds from the financing, we will be unable to redeem the Series B shares and existing warrants and, as a result, these securities will remain outstanding. The terms of both the existing warrants and the Series B shares include "full ratchet" antidilution provisions. This means that if we issue equity securities (or securities convertible into equity securities) at a price per share less than the exercise prices of the existing warrants (which range from $20.64 to $23.99) or the conversion prices of the Series B shares (which range from $17.66 to $19.97), the exercise prices of the existing warrants or the conversion prices of the Series B shares, as the case may be, will be reset at the price at which such securities were sold. Moreover, the number of shares for which the existing warrants are then exercisable or for which the Series B shares are then convertible would be increased proportionately, so that the aggregate exercise or conversion price remains unchanged. As of July 9, 2003, the last sales price of our common stock reported by the Nasdaq National Market was $5.00, significantly below the existing conversion and exercise prices of the Series B investors' securities. The Series B shares also have preemptive rights providing for, except in limited circumstances, a right to subscribe for a pro rata portion of any new equity issuances by us. These terms present a significant restriction on our ability to raise additional capital.

We may be subject to a claim from our Series B investors that, if successful, will result in significant dilution and, as a result, the price of our common stock may decline.

        In connection with the negotiation of the terms of the financing, certain of the Series B investors have informally asserted to us their belief that our delivery of common stock in 2002 in payment of dividends on the Series B shares may have triggered the full ratchet antidilution provisions of the Series B shares and the existing warrants such that the conversion price of the Series B shares and the exercise prices of the existing warrants have been adjusted downward to $2.59. The initial conversion prices of the Series B shares range from $17.66 to $19.97, and the initial exercise prices of the existing warrants range from $20.64 to $23.99. Although we firmly believe this assertion to be without merit, if the Series B investors were to prevail on their claim, our common stockholders would suffer significant additional dilution, since the Series B shares would be convertible into 23,166,023 shares of common stock, rather than 3,135,480 shares, and the existing warrants would be exercisable to acquire 6,960,446 shares, rather than 791,044 shares. If the financing is completed, we will retire the outstanding Series B shares and existing warrants for a combination of cash and Series D-2 shares, which will eliminate the risk of this claim.

Risks Relating to Our Business

Our lengthy sales cycle makes it difficult to predict quarterly revenue levels and operating results.

        Because license fees for our software products are substantial and the decision to purchase our products typically involves members of our customers' senior management, the sales process for our solutions is lengthy and can exceed one year. Accordingly, the timing of our license revenues is difficult to predict, and the delay of an order could cause our quarterly revenues to fall substantially below expectations. Moreover, to the extent that we succeed in shifting customer purchases away from individual software products and toward more costly integrated suites of software and services, our sales cycle may lengthen, which could increase the likelihood of delays and cause the effect of a delay to become more pronounced. We have limited experience in forecasting the timing of sales of our integrated suites of software and services. Delays in sales could cause significant shortfalls in our revenues and operating results for any particular period.

Fluctuations in our quarterly revenues, operating results and cash flow may cause the market price of our common stock to fall.

        Our revenues, operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control, including:

  •
  our customers' purchasing patterns;

  •
  the length of our sales cycle;

  •
  changes in the mix of our license revenues and service revenues;

  •
  the timing of introductions of new solutions and enhancements by us and our competitors;

  •
  seasonal weakness in the first quarter of each fiscal year, primarily caused by a slowdown in business in some of our international markets;

  •
  the timing of our investments in new product development;

  •
  changes in our operating expenses; and

  •
  fluctuating economic conditions, particularly as they affect companies in the chemicals, petrochemicals and petroleum industries.

        We ship software products within a short period after receipt of an order and typically do not have a material backlog of unfilled orders for software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has come from license agreements that have been entered into in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause our revenues to fall below public expectations for that quarter.

        Since our expense levels are based in part on anticipated revenues, we may be unable to adjust spending quickly enough to compensate for any revenue shortfall and any revenue shortfall would likely have a disproportionately adverse effect on our operating results. We expect that these factors will continue to affect our operating results for the foreseeable future. Because of the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

        If, due to one or more of the foregoing factors or an unanticipated cause, our operating results fail to meet the expectations of public market analysts and investors in a future quarter, the market price of our common stock would likely decline. Since April 5, 2002, the date on which we preliminarily announced our estimated results for the three months ended March 31, 2002, through the close of business on July 9, 2003, the price per share of our common stock, as reported by the Nasdaq National Market, decreased from $17.37 to $5.00.

The FTC may challenge our acquisition of Hyprotech.

        By letter of June 7, 2002, the FTC informed us that it was conducting an investigation into the competitive effects of our acquisition of Hyprotech. The FTC is continuing its investigation of the effects of our acquisition of Hyprotech under federal antitrust laws. The outcome of this investigation remains uncertain, and the FTC may seek to impose a wide variety of remedies. The FTC may determine to challenge the acquisition through an administrative civil complaint seeking to declare the acquisition in violation of Section 7 of the Clayton Act or Section 5 of the FTC Act. If the FTC were to prevail in that challenge, it could seek to impose a wide variety of remedies, some of which may have a material adverse effect on our ability to continue to operate under our current business plans. These potential remedies include divestiture of Hyprotech, as well as mandatory licensing of Hyprotech software products and our other engineering software products to one or more of our competitors.

        We can provide no assurance as to the outcome of the FTC's investigation. Any conclusion of this investigation in a manner adverse to us would have a material adverse effect on our business and results of operations. Some of the potential remedies, as well as the FTC's commencement of a formal action against us, could significantly reduce our cash flow or otherwise materially impair our ability to continue to operate under our current business plan. The cost to us of continuing to cooperate in the investigation or of defending any litigation or other proceeding arising from the investigation, even if resolved in our favor, could be substantial. The continuance of the investigation or any commencement of litigation or any other proceeding would continue to divert the attention of our management. Uncertainties resulting from the continuation of this investigation or the initiation of litigation or other proceedings could harm our ability to compete in the marketplace. As of March 31, 2003, we had accrued $7.0 million of professional service fees associated with our cooperation in the investigation.

Because we derive a majority of our total revenues from customers in the cyclical chemicals, petrochemicals and petroleum industries, our operating results may suffer if these industries experience an economic downturn.

        We derive a majority of our total revenues from companies in the chemicals, petrochemicals and petroleum industries. Accordingly, our future success depends upon the continued demand for manufacturing optimization software and services by companies in these process manufacturing industries. The chemicals, petrochemicals and petroleum industries are highly cyclical and highly reactive to the price of oil, as well as general economic conditions. In the past, worldwide economic downturns and pricing pressures experienced by chemical, petrochemical and petroleum companies have led to consolidations and reorganizations. These downturns, pricing pressures and restructurings have caused delays and reductions in capital and operating expenditures by many of these companies. These delays and reductions have reduced demand for products and services like ours. A recurrence of these industry patterns, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in these industries, could harm our operating results in the future.

If economic conditions and the markets for our products do not improve, sales of our product lines, particularly our manufacturing and supply chain product suites, will be adversely affected.

        Adverse changes in the economy and continuing global uncertainty have caused delays and reductions in information technology spending by our customers and a consequent deterioration of the markets for our products and services, particularly our manufacturing and supply chain product suites. If these adverse economic conditions continue or worsen, we will experience further reductions, delays, and postponements of customer purchases that will negatively impact our revenue and operating results. If economic and political conditions and the market for our products do not improve and our revenues decline, our business could be harmed, and we may not be able to further reduce our costs to align them with these decreased revenues.

If we do not compete successfully, we may lose market share.

        Our markets are highly competitive. Our engineering software competes with products of businesses such as Simulation Sciences, a division of Invensys, Shell Global Solutions, ABB, MDC Technology, Aveva Group plc (formerly Cadcentre), WinSim, Inc. (formerly ChemShare) and Process Systems Enterprise Ltd. As we expand our engineering solutions into the collaborative Process asset

Lifecycle Management (PLM) market we may see competition from companies that we have not typically competed against in the past, such as Agile, PTC, and EDS. Our manufacturing/supply chain software competes with products of companies such as Honeywell's Hi-Spec division, Invensys, ABB, Rockwell, i2 Technologies, Manugistics and certain components of SAP's supply chain offering. We also face competition in all three areas from large companies in the process industries that have developed their own proprietary software solutions.

        Some of our current competitors have significantly greater financial, marketing and other resources than we have. In addition, many of our current competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products to the marketplace. The entry of new competitors or alliances into our market could reduce our market share, require us to lower our prices, or both. Many of these factors are outside our control, and we may not be able to maintain or enhance our competitive position against current and future competitors.

If we fail to integrate the operations of the companies we acquire, we may not realize the anticipated benefits and our operating costs could increase.

        We intend to continue to pursue strategic acquisitions that will provide us with complementary products, services and technologies and with additional personnel. The identification and pursuit of these acquisition opportunities and the integration of acquired personnel, products, technologies and businesses require a significant amount of management time and skill. There can be no assurance that we will identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into our operations. Additionally, in light of the consolidation trend in our industry, we expect to face competition for acquisition opportunities, which may substantially increase the cost of any potential acquisition.

        We have experienced in the past, and may experience again in the future, problems integrating the operations of a newly acquired company with our own operations. Acquisitions also expose us to potential risks, including diversion of management's attention, failure to retain key acquired personnel, assumption of legal or other liabilities and contingencies, and the amortization of acquired intangible assets. Moreover, customer dissatisfaction with, or problems caused by, the performance of any acquired products or technologies could hurt our reputation.

        We funded the Hyprotech acquisition, our second largest acquisition, substantially from the proceeds of the Series B shares and common stock financings effected in 2002. We may issue additional equity securities or incur long-term indebtedness to finance future acquisitions. The issuance of equity securities could result in dilution to existing stockholders, while the use of cash reserves or significant debt financing could reduce our liquidity and weaken our financial condition.

Our operating results may be harmed if our restructuring plans and cost reduction measures do not achieve the anticipated results or cause undesirable consequences.

        Since the fourth quarter of fiscal 1999, we have implemented restructuring plans and cost reduction measures, which have included, among other things, significant workforce reductions. Because of the nature and extent of the restructuring actions we have taken to date, we may be unable to initiate additional, significant restructuring measures in future periods. If we fail to achieve the desired results of our restructuring plans and our cost reduction measures, we may suffer material harm to our business.

        Our recent cost reduction initiative may yield unintended consequences, such as attrition beyond our planned reduction in workforce and reduced employee morale. In addition, the recent trading levels of our stock have decreased the value of our stock options granted to employees under our stock option plans. As a result of these factors, our employees may seek alternate employment. Attrition beyond our planned reduction in workforce could have a material adverse effect on our financial performance.

If we do not continue to make the technological advances required by the marketplace, our business could be seriously harmed.

        Enterprises are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with the technological developments of our competitors. Our business and operating results could suffer if we cannot successfully respond to the technological advances of others or if our new products or product enhancements and services do not achieve market acceptance.

        We must also satisfy increasingly sophisticated customer requirements. Under our business plan, we are investing significantly in the development of new business process products that are intended to anticipate and meet the emerging needs of our target market. We are focusing significantly on development of these products, which means we will not invest as substantially in the continued enhancement of our current products. We cannot assure you that our new product development will result in products that will meet market needs and achieve market acceptance.

        Moreover, a portion of our product development for enterprise solutions in the foreseeable future is expected to be conducted through co-development arrangements with Accenture that we entered into in February 2002. Our business and operating results will be harmed if this co-development arrangement does not result in our being able to deliver timely products sought by companies in the process industries.

If we are unable to successfully market our products to senior executives of potential customers, our revenue growth may be limited.

        With the development of our integrated manufacturing/supply chain solutions and the new solutions we are developing with Accenture, we are increasingly focused on selling the strategic value of our technology to the highest executive levels of customer organizations, typically the chief executive officer, chief financial officer or chief information officer. We have limited experience in selling and marketing at these levels. If we are not successful at selling and marketing to senior executives, our revenue growth and operating results could suffer.

If we are unable to develop relationships with strategic partners, our revenue growth may be harmed.

        An element of our growth strategy is to strategically partner with a few select third-party implementation partners who market and integrate our products. The most significant of these partnerships is our joint marketing and development alliance with Accenture. If we do not adequately train a sufficient number of systems integrator partners, or if potential partners focus their efforts on integrating or co-selling competing products to the process industries, our future revenue growth could be limited and our operating results could be harmed. If our partners fail to implement our solutions for our customers properly, the reputations of our solutions and our company could be harmed and we might be subject to claims by our customers. We intend to continue to establish business relationships with technology companies to accelerate the development and marketing of our solutions. To the extent that we are unsuccessful in maintaining our existing relationships and developing new relationships, our revenue growth may be harmed.

We may suffer losses on fixed-price engagements.

        We derive a substantial portion of our total revenues from service engagements and a significant percentage of these engagements have been undertaken on a fixed-price basis. We bear the risk of cost overruns and inflation in connection with fixed-price engagements, and as a result, any of these engagements may be unprofitable. In the past, we have had cost overruns on fixed-price service engagements. In addition, to the extent that we are successful in shifting customer purchases to our integrated suites of software and services and we price those engagements on a fixed-price basis, the size of our fixed-price engagements may increase, which could cause the impact of an unprofitable fixed-price engagement to have a more pronounced impact on our operating results.

Our business may suffer if we fail to address the challenges associated with international operations.

        We derived approximately 50% of our total revenues from customers outside the United States in each of the fiscal years ended June 30, 2001 and 2002. We anticipate that revenues from customers outside the United States will continue to account for a significant portion of our total revenues for the foreseeable future. Our operations outside the United States are subject to additional risks, including:

  •
  unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers;

  •
  political and economic instability;

  •
  difficulties in managing distributors and representatives;

  •
  difficulties in staffing and managing foreign subsidiary operations;

  •
  difficulties and delays in translating products and product documentation into foreign languages;

  •
  difficulties and delays in negotiating software licenses compliant with U.S. accounting revenue recognition requirements; and

  •
  potentially adverse tax consequences.

        The impact of future exchange rate fluctuations on our operating results cannot be accurately predicted. In recent years, we have increased the extent to which we denominate arrangements with international customers in the currencies of the countries in which the software or services are provided. From time to time we have engaged in, and may continue to engage in, hedges of a significant portion of installment contracts denominated in foreign currencies. Any hedging policies implemented by us may not be successful, and the cost of these hedging techniques may have a significant negative impact on our operating results.

We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share.

        We regard our software as proprietary and rely on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect our proprietary rights. We have registered or have applied to register several of our significant trademarks in the United States and in certain other countries. We generally enter into non-disclosure agreements with our employees and customers, and historically have restricted access to our software products' source codes, which we regard as proprietary information. In a few cases, we have provided copies of the source code for some of our products to customers solely for the purpose of special product customization and have deposited copies of the source code for some of our products in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights.

        The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Any misappropriation of our technology or development of competitive technologies could harm our business, and could force us to incur substantial costs in protecting and enforcing our intellectual property rights. The laws of some countries in which our products are licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States.

        We may have to defend against intellectual property infringement claims, which could be expensive and, if we are not successful, could disrupt our business.

        Third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to us. In such an event, we may be required to incur significant costs in litigating a resolution to the asserted claims. The outcome of any litigation could require us to pay damages or obtain a license to a third party's proprietary rights in order to continue licensing our products as currently offered. If such a license is required, it might not be available on terms acceptable to us, if at all.

Our software is complex and may contain undetected errors.

        Like many other complex software products, our software has on occasion contained undetected errors or "bugs." Because new releases of our software products are initially installed only by a selected group of customers, any errors or "bugs" in those new releases may not be detected for a number of months after the delivery of the software. These errors could result in loss of customers, harm to our reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against us by customers.

We may be subject to significant expenses and damages because of liability claims.

        The sale and implementation of certain of our software products and services, particularly in the areas of advanced process control and optimization, may entail the risk of product liability claims. Our software products and services are used in the design, operation and management of manufacturing processes at large facilities, and any failure of our software could result in significant claims against us for damages or for violations of environmental, safety and other laws and regulations. Our agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in our agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability claim against us could harm our operating results and financial condition.

Implementation of our products can be difficult and time-consuming, and customers may be unable to implement our products successfully or otherwise achieve the benefits attributable to our products.

        Our products are intended to work with complex business processes. Some of our software, such as customized scheduling applications and integrated supply chain products, must integrate with the existing computer systems and software programs of our customers. This can be complex, time-consuming and expensive. As a result, some customers may have difficulty in implementing or be unable to implement these products successfully or otherwise achieve the benefits attributable to these products. Customers may also make claims against us relating to the functionality, performance or implementation of this software. Delayed or ineffective implementation of the software products or related services may limit our ability to expand our revenues and may result in customer dissatisfaction, harm to our reputation and may result in customer unwillingness to pay the fees associated with these products.

If we are not successful in our management transition or in attracting and retaining management team members and other highly qualified individuals in our industry, we may not be able to successfully implement our business strategy.

        Our ability to establish and maintain a position of technology leadership in the highly competitive software market depends in large part upon our ability to attract and retain highly qualified managerial, sales and technical personnel. We have historically relied on the services of Lawrence B. Evans, our principal founder and chairman and previously our president and chief executive officer. On October 1,

2002, David L. McQuillin, became our president and chief executive officer. Mr. McQuillin had been serving as one of our co-chief operating officer and had not previously served as the chief executive officer of a publicly traded corporation. On July 1, 2003, Charles F. Kane became our chief financial officer, succeeding Lisa W. Zappala, who had been our senior vice president and chief financial officer since September 1998.

        Most of our executive officers have not entered into an employment agreement with us. In the future, we may experience the departure of other senior executives due to competition for talent from start-ups and other companies. Our future success depends on a successful management transition and will also depend on our continuing to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Our common stock may experience substantial price and volume fluctuations.

        The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations have often been unrelated to the operating performance of particular companies. In addition, factors such as our financial performance, announcements of technological innovations or new products by us or our competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of our common stock. Since April 5, 2002, the date on which we preliminarily announced our estimated results for the three months ended March 31, 2002, the price per share of our common stock, as reported by the Nasdaq National Market, decreased from $17.90 to a low of $0.59 on October 11, 2002. On July 9, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $5.00.

        In the past, following periods of volatility in the market price of a public companies securities, securities class action litigation has often been instituted against companies. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

  C. Executive Compensation Information

  Summary Compensation

        The table on the following page summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

  •
  David L. McQuillin and Lawrence B. Evans, who each served as chief executive officer for a portion of fiscal year 2003; and

  •
  Stephen J. Doyle, Manolis Kotzabasakis, C. Steven Pringle and Lisa W. Zappala, our four most highly compensated executive officers (other than Mr. McQuillin and Mr. Evans) who continued to serve as executive officers at June 30, 2003.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options(#)
	Year	Salary($)	Bonus($)
David L. McQuillin President and Chief Executive Officer	2003 2002 2001	$289,744 272,344 395,000	— 78,618 —	450,891 22,500 22,500
Lawrence B. Evans Chairman of the Board and former President and Chief Executive Officer	2003 2002 2001	276,250 314,844 325,000	— — —	41,016 22,500 22,000
Stephen J. Doyle Chief Strategy Officer, General Counsel and Secretary	2003 2002 2001	229,688 242,188 250,000	— — —	25,782 15,000 10,000
Manolis Kotzabasakis Senior Vice President, Engineering	2003 2002 2001	195,500 177,323 175,000	— 67,738 27,895	37,547 — 17,500
C. Steven Pringle Senior Vice President, Manufacturing/Supply Chain	2003 2002 2001	195,500 186,959 176,220	— 156,095 153,400	90,719 16,000 14,000
Lisa W. Zappala Senior Vice President, Finance	2003 2002 2001	191,250 217,969 225,000	— — —	25,704 20,000 20,000

        Mr. McQuillin's salary in fiscal 2001 includes $155,285 in sales commissions. Mr. McQuillin's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $8,906 and $51,131, respectively. Mr. McQuillin was our executive vice president, worldwide sales and marketing and a co-chief operating officer during fiscal year 2002 and became our president and chief executive officer on October 1, 2002.

        Mr. Evans' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $10,156 and $48,750, respectively. Mr. Evans resigned the positions of president and chief executive officer effective October 1, 2002.

        Mr. Doyle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,813 and $20,313, respectively. Since July 2002, Mr. Doyle has served as our chief strategy officer, general counsel and secretary.

        Mr. Kotzabasakis' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Mr. Pringle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Ms. Zappala's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,031 and $33,750, respectively. Ms. Zappala resigned the positions of senior vice president and chief financial officer and became our senior vice president, finance, on July 1, 2003.

        Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The exercisability of the options is accelerated upon a change in control of our company.

  Option/SAR Grants in Last Fiscal Year Table

        The following table sets forth information regarding the options we granted to the named executive officers during the fiscal year ended June 30, 2003.

Option Grants in Fiscal Year 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year(%)
Name			Exercise Price($/sh)	Expiration Date
					5%($)	10%($)
David L. McQuillin	50,891 100,000 300,000	1.68 3.30 9.90%	$2.98 2.21 2.95	8/19/2012 12/12/2012 2/10/2013	$110,296 212,286 568,788	$265,459 468,935 1,429,915
Lawrence B. Evans	41,016	1.35	2.98	8/19/2012	88,894	213,949
Stephen J. Doyle	25,782	0.85	2.98	8/19/2012	55,878	134,485
Manolis Kotzabasakis	12,547 25,000	0.41 0.82	2.98 2.50	8/19/2012 12/22/2012	27,194 60,685	65,448 133,652
C. Steven Pringle	60,719 30,000	2.00 0.99	2.98 2.50	8/19/2012 12/15/2012	131,596 59,384	316,724 138,984
Lisa W. Zappala	25,704	0.85	2.98	8/19/2012	55,709	134,078

        The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

  Aggregated Option/SAR Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

        The following table sets forth information as to options exercised during the fiscal year ended June 30, 2003, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal 2003 Year-End Option Values

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. McQuillin	—	—	260,109	435,782	83,256	796,313
Lawrence B. Evans	—	—	332,182	58,970	14,988	57,200
Stephen J. Doyle	—	—	114,656	35,626	9,625	35,751
Manolis Kotzabasakis	—	—	47,109	39,438	11,923	66,160
C. Steven Pringle	—	—	51,533	92,250	29,465	144,600
Lisa W. Zappala	—	—	123,619	43,438	9,488	35,751

        The values in the value realized column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

        The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 2003, the last business day of fiscal year 2003, was $4.74. Value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of the common stock at June 30, 2003, multiplied by the number of shares of common stock underlying the option.

  Equity Compensation Plan Information Table

        The following table provides information about the securities authorized for issuance under AspenTech's equity compensation plans as of June 30, 2003:

Equity Compensation Plan Information

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)
Equity compensation plans approved by security holders	8,340,045	$11.35	5,079,245
Equity compensation plans not approved by security holders	—	—	—

Total	8,340,045	$11.35	5,079,245

        Amounts reflected in column (A) exclude an aggregate of 74,337 shares that are issuable upon exercise of outstanding options that we assumed in connection with various acquisitions. The weighted average exercise price of the excluded options is $10.59.

        Equity compensation plans approved by security holders consist of our 1988 non-qualified stock option plan, our 1995 stock option plan, the 1995 directors plan, our 1998 employees' stock purchase plan, our 1996 special stock option plan and our 2001 stock option plan.

        The securities remaining available for future issuance under equity compensation plans approved by our security holders consists of:

  •
  1,103,065 shares of common stock issuable under our 1998 employees' stock purchase plan;

  •
  1,204,530 shares of common stock issuable under our 1995 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 3,600,000, increased automatically at each of July 1, 1998, July 1, 1999 and July 1, 2000 by an amount equal to 5% of the common stock outstanding on the preceding June 30, provided that the number of shares purchasable under incentive stock options may not exceed 6,000,000; and

  •
  2,771,650 shares of common stock issuable under our 2001 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 4,000,000, increased automatically at each of July 1, 2002, July 1, 2003 and July 1, 2004 by the number equal to 5% of the common stock outstanding on the preceding June 30, rounded down to the largest even multiple of 10,000, provided that the number of shares purchasable under incentive stock options may not exceed 8,000,000 shares.

        On July 1, 2003 the total number of shares of common stock issuable under our 2001 stock option plan increased by 1,960,000 shares. Each of these options outstanding under these equity compensation plans has a term of ten years. During fiscal year ended June 30, 2003 options to purchase approximately 3,560,000 shares terminated unexercised.

  Employment Agreements

        On November 26, 2002, we entered into an employment agreement with Mr. McQuillin, pursuant to which Mr. McQuillin is entitled to receive, in addition to any benefits due under written plans, his base salary for a period of 18 months upon termination of his employment with us for any reason other than death, disability, resignation without good reason or removal for cause.

        On June 30, 2003, we entered into an employment agreement with Mr. Evans, pursuant to which Mr. Evans is expected to be employed full-time and to serve as our chairman of the board and a director through June 30, 2004 at an annual salary of $325,000. Mr. Evans will also receive an option to purchase 24,000 shares of common stock, 6,000 of which will be immediately vested and the remaining amount of which will vest in nine equal quarterly installments. From July 1, 2004 through June 30, 2008, Mr. Evans is expected to be employed part-time, to provide up to 30 days of services per year and to serve as our chairman of the board and a director at an annual salary of $162,500. While a part-time employee, Mr. Evans will also provide additional services, at the request of the chief executive officer, at a daily rate of $5,000. Mr. Evans will be eligible to receive the same annual grants as a non-employee director would be entitled to receive, provided he continues to serve as a director of AspenTech. Mr. Evans also will be eligible to participate in our bonus programs but only to the extent necessary to compensate him for his participation in our prior-year salary deduction programs. This employment agreement terminated Mr. Evans' change in control agreement dated August 12, 1997.

        On November 26, 2002, we entered into an employment agreement with Mr. Doyle, pursuant to which Mr. Doyle is entitled to receive, in addition to any benefits due under written plans, his base salary and insurance benefits for a period of 12 months and, if he does not obtain subsequent employment during such period, for an additional period of up to 6 months upon termination of his employment with us for any reason other than death, disability, resignation without good reason or removal for cause. In the event we close the financing, this agreement will be terminated on the closing date.

        On June 16, 2003, we entered into a letter agreement, effective July 1, 2003, with Charles F. Kane, our senior vice president and chief financial officer. Pursuant to the letter agreement, Mr. Kane receives an initial base salary of $250,000 and is eligible to receive a performance bonus of up to 40% of his base salary. Under the terms of the letter agreement, Mr. Kane received an option to purchase 150,000 shares of common stock upon commencement of his employment. In the event we close the financing, the vesting of Mr. Kane's initial option will not accelerate, but he will be eligible to receive an additional option grant to maintain his pre-closing equity participation level. Mr. Kane will be entitled to severance payments equal to a total of six months salary in the event that Mr. Kane's employment is terminated other than for cause prior to July 1, 2005.

        On June 24, 2003, we entered into a letter agreement with Manolis Kotzabasakis, pursuant to which Mr. Kotzabasakis will be entitled to receive severance payments equal to a total of 12 months base salary in the event that Mr. Kotzabasakis's employment is terminated other than for cause prior to June 24, 2006.

        On April 1, 2002, we entered into an employment agreement with Mr. Pringle for a period of three years. Mr. Pringle's base salary for the initial term of the agreement was $230,000 per year and is subject to periodic salary reviews, and his initial target bonus was $170,000 per year. Under the employment agreement, Mr. Pringle is entitled to continuation of his compensation, on the terms set forth in the agreement, for a period of three years from the termination of his employment with us, and continuation of all health and medical benefits until he is eligible to receive benefits from a subsequent employer, in the event he resigns for good reason (as defined in the employment agreement) or he is terminated without cause. On June 24, 2003, we entered into a letter agreement with Mr. Pringle, pursuant to which, in the event we close the financing, Mr. Pringle's employment agreement will terminate and Mr. Pringle instead will be entitled to receive severance payments equal to a total of 12 months base salary, in the event that Mr. Pringle's employment is terminated other than for cause prior to June 24, 2006.

        On May 9, 2002, we entered into an employment agreement with Wayne Sim, pursuant to which Mr. Sim will serve as our senior vice president, worldwide sales for a period of two years. Mr. Sim's base salary for the initial term of the agreement was Cd$330,000 per year and is subject to periodic salary reviews. In addition, Mr. Sim is eligible to receive a performance bonus of up to 50% of his base salary upon meeting certain performance criteria established by our chief executive officer.

        On April 1, 2002, we entered into an employment agreement with Mary Palermo Cotton, under which Ms. Cotton agreed to serve as our executive vice president and co-chief operating officer until at least September 30, 2002 and, thereafter, to serve for 15 months as our advisor focusing on business development issues. On March 13, 2003, we agreed with Ms. Cotton to amend the employment agreement to provide that the 15-month period would commence as of April 1, 2003. During this 15-month period, Ms. Cotton will continue to receive her base salary as in effect at the end of fiscal year 2002 and her stock options will continue to vest. Ms. Cotton's change in control agreement, dated August 12, 1997, has been terminated.

  Change in Control Agreements

        On August 12, 1997, we entered into change in control agreements with Messrs. McQuillin and Doyle. We subsequently entered into change in control agreements with Ms. Zappala on November 3, 1999 and Mr. Sim on May 9, 2002.

        In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any one person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

        With the exception of the agreement with Mr. Sim, the initial term of which expired on June 30, 2003, each agreement is for an initial term that expired on June 30, 2002 and is automatically renewed thereafter on a yearly basis unless the board of directors ends the automatic renewal feature at least 60 days before the next renewal.

        In the event we close the financing, Mr. Doyle had agreed that his change in control agreement will be modified, effective as of the closing date, to provide that the agreement will be effective for a term of three years from the closing date and will not automatically renew. The change in control agreement will also be modified to provide that in the event of both a change in control and termination of employment, Mr. Doyle will be entitled to a severance payment equal to two times salary plus bonus plus cost of benefits during the first year of the term and a severance payment equal to one time salary plus bonus plus cost of benefits during the second and third years of the term.

        We may enter into similar change in control agreements in the future with other officers of our company.

  Corporate Equity and Executive Compensation Plan

        The compensation committee from time to time reviews our existing executive and employee equity compensation policies to determine whether the policies are in line with our corporate goals and the interests of our stockholders. Based on an independent compensation consultant report to the committee, the committee determined that the equity compensation provided to our executive officers and employees was below the market standard for our industry. As a result, in June 2003 and in connection with the financing, our compensation committee approved a new compensation plan that both (a) affirms existing compensation and severance arrangements currently in place for our executive officers and (b) establishes a new equity incentive program for our executive officers and employees.

        On the closing date of the financing, we intend to grant options to purchase up to approximately 6,000,000 shares of common stock under the compensation plan in the form of options, of which options will be granted to our executive officers to acquire the numbers of shares of common stock set forth in the table below. In determining the number of options to grant to our executive officers under the compensation plan, the compensation committee took into consideration, among other factors, the number of existing options held by each executive officer with an exercise price less than $10.00.

Name of Executive Officer	New Options	Existing Options with an Exercise Price of less than $10.00	Total
David L. McQuillin	1,891,609	478,391	2,370,000
Wayne Sim	681,000	30,000	711,000
Manolis Kotzabasakis	331,653	47,547	379,200
C. Steven Pringle	272,231	106,969	379,200
Charles F. Kane	210,240	150,000	360,240
Stephen J. Doyle	283,392	48,408	331,800

Total	3,670,125	292,205	4,531,440

        These options will be issued under our current stock incentive plans, other than the 2003 plan, and are expected to vest quarterly over a four-year period beginning on the last day of the calendar quarter following the closing date of the financing. These options will have an exercise price equal to the closing price of our common stock reported by the Nasdaq National Market on the closing date of the financing. As a condition to receiving these option grants under the compensation plan, each of our executive officers will agree to waive any acceleration of vesting contained in any option he or she currently holds with an exercise price of less than $10.00 per share that might result from the closing of the financing unless their employment is terminated without cause at any time.

        The remaining shares reserved for issuance under the compensation program will be issued in the ordinary course of business at the discretion of our compensation committee and may be issued from any of our stock incentive plans, including the 2003 plan if approved by our stockholders.

Director Compensation

        We pay our directors who are not our full-time employees an annual fee of $25,000 for their services as members of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of common stock at the then-current market price.

        In addition, upon the initial election to the board, each non-employee director is granted an option to purchase 24,000 shares of common stock at fair market value, provided such non-employee director was not, within the twelve months preceding his or her election as a director, either an officer or employee of AspenTech or any of its subsidiaries. This option vests quarterly over a three-year period beginning on the last day of the calendar quarter following the grant date. At each annual meeting, each non-employee director is to be granted an option to purchase an additional 8,000 shares of common stock at fair market value. These options become exercisable in four quarterly installments, beginning on the third anniversary of the grant date. Options granted under the plan have a term of 10 years.

  Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        As of June 30, 2003, the Compensation Committee consisted of Douglas R. Brown, Stephen L. Brown and Stephen L. Jennings, none of whom has ever been an employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Stock Ownership of Directors, Executive Officers and 5% Stockholders

        The following table sets forth certain information as of the record date, with respect to the beneficial ownership of the common stock, Series B-I shares and Series B-II shares by:

  •
  each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of the common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        A total of 39,236,779 shares of common stock, 40,000 shares of Series B-I convertible preferred stock and 20,000 shares of Series B-II convertible preferred stock were outstanding as of the record date.

        Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of the record date or will vest within 60 days of the record date, as well as shares issuable upon the conversion of Series B shares and our convertible debentures. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under "Common Stock—% of Voting Power" represent beneficial rights to vote, with respect to matters on which holders of common stock generally are entitled to vote, as of the record date, and are based on (1) the number of outstanding shares of common stock beneficially owned by that person, (2) the number of shares issuable upon conversion of convertible debentures held by that person and the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, the record date, and (3) the voting rights attributable to shares of the Series B shares. In calculating percentages under "Common Stock—% of Voting Power," the total number of votes entitled to be cast as of the record date consists of (1) 42,372,259 votes, which is equal to the sum of the total votes to which the holders of outstanding shares of common stock are entitled and an aggregate of 3,135,480 votes to which the holders of the Series B shares, voting on an as-converted basis are entitled, plus, (2) for an identified person, a number of votes equal to the number of shares issuable upon conversion of or subject to options or warrants that were exercisable by such person on, or within 60 days after, the record date.

        Under the terms of the Series B shares, the number of shares of common stock that may be acquired upon conversion of Series B shares is limited to the extent necessary to ensure that, following such conversion, the common stock beneficially owned by a holder and its affiliates, and any other person that might be aggregated with such holder under Rule 13(d) of the Exchange Act, does not exceed 4.99% of the outstanding common stock, including common stock issuable upon conversion of the Series B shares. We refer to this limitation as the 4.99% conversion limitation. A holder of Series B shares may, upon 61 days' written notice to us, waive the 4.99% conversion limitation or increase the percent at which such limitation is triggered with respect to such holder. The percentage of voting power and the number of shares of common stock shown below as beneficially owned by Pine Ridge, Smithfield and Perseverance disregard the 4.99% conversion limitation.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

	Common Stock					Series B-I Preferred Stock		Series B-II Preferred Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	% of Class	% of Voting Power	Number of Shares	% of Class	Number of Shares	% of Class
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, California 90017	4,894,398	—	4,894,398	12.47%	11.55%	—	—	—	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	4,456,820	—	4,456,820	11.36%	10.52%	—	—	—	—
Rutabaga Capital Management LLC 64 Broad Street, 3rd floor Boston, Massachusetts 02109	2,567,650	—	2,567,650	6.54%	6.06%	—	—	—	—
Citadel Limited Partnership 225 W. Washington, 9th floor Chicago, Illinois 50505	2,299,451	88,422	2,387,873	6.07%	5.62%	—	—	—	—
Pine Ridge Financial, Inc. c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	952,697	2,201,504	3,154,201	7.61%	7.33%	19,000	47.5%	10,000	50%
Smithfield Fiduciary LLC c/o Highbridge Capital Management, LLC 9 West 57th Street 27th Floor New York, NY 10019	1,480,026	1,563,058	3,043,084	7.46%	7.10%	15,000	37.5%	6,000	30%
Perseverance LLC c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	118,194	699,330	817,524	2.05%	1.92%	6,000	15%	4,000	20%
Lawrence B. Evans	653,800	332,182	985,982	2.49%	2.31%	—	—	—	—
David L. McQuillin	11,575	260,109	271,684	*	*	—	—	—	—
Stephen J. Doyle	3,482	114,656	118,138	*	*	—	—	—	—
Manolis Kotzabasakis	1,709	47,109	48,818	*	*	—	—	—	—
C. Steven Pringle	—	51,533	51,533	*	*	—	—	—	—
Lisa W. Zappala	6,991	123,619	130,610	*	*	—	—	—	—
Gresham T. Brebach, Jr.	—	75,523	75,523	*	*	—	—	—	—
Douglas R. Brown	20,000	75,523	110,523	*	*	—	—	—	—
Stephen L. Brown	—	29,523	29,523	*	*	—	—	—	—
Stephen Jennings	—	29,523	29,523	*	*	—	—	—	—
Joan C. McArdle	—	75,523	75,523	*	*	—	—	—	—
All executive officers and directors as a group (13 persons)	1,286,379	1,524,501	2,810,880	6.90%	6.40%	—	—	—	—

*
Less than 1%

        The number of shares reflected as beneficially owned by The TCW Business Group, Inc. is based upon information provided in an amended Schedule 13G filed by The TCW Business Group, on behalf of itself and its direct and indirect subsidiaries (which collectively constitute The TCW Group, Inc. business unit), with the SEC on February 5, 2003.

        The number of shares reflected as beneficially owned by Franklin Resources, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., based upon information provided in an amended Schedule 13G filed by Franklin Resources, Inc. with the SEC on January 30, 2003.

        The number of shares reflected as beneficially owned by Rutabaga Capital Management LLC is based upon information provided in a Schedule 13G filed by Rutabaga Capital Management LLC with the SEC on February 20, 2003. Rutabaga Capital Management LLC has shared voting power with respect to 1,113,250 of these shares.

        The number of shares reflected as beneficially owned by Citadel Limited Partnership are held by Citadel Limited Partnership as a member of a group and is based upon information provided in an amended Schedule 13G filed by Citadel Limited Partnership and other persons and entities deemed to be a group for reporting purposes, with the SEC on February 14, 2003.

        The number of shares reflected as beneficially owned by Pine Ridge Financial, Inc. and Perseverance LLC is based on information furnished to us by those two entities. Cavallo Capital Corp. may be deemed to have voting control and investment discretion over the securities held by Pine Ridge Financial, Inc. and Perseverance LLC as the result of agreements it has entered into with those two entities.

        The number of shares reflected as beneficially owned by Smithfield Fiduciary LLC is based on information furnished to us by Smithfield Fiduciary LLC. Highbridge Capital Management, LLC is the trading manager of Smithfield and consequently has voting control and investment discretion over the shares of common stock held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Sweica control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield.

        The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company and 13,390 shares beneficially owned by Metropolitan Life Insurance Company, a partner of Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a senior vice president of Massachusetts Capital Resource Company.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (a)  Financial Statements of Business Acquired.

        Not applicable.

  (b)  Pro Forma Financial Information.

        Not applicable.

  (c)  Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated April 1, 2002, by and between Aspen Technology, Inc. and C. Steven Pringle
10.2	Offer Letter, dated June 16, 2003, by and between Aspen Technology, Inc. and Charles F. Kane.
10.3	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and David L. McQuillin.
10.4	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Stephen J. Doyle.
10.5	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.
10.6	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and C. Steven Pringle.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2003	ASPEN TECHNOLOGY, INC.
	By:	/s/ DAVID L. MCQUILLIN David L. McQuillin President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated April 1, 2002, by and between Aspen Technology, Inc. and C. Steven Pringle
10.2	Offer Letter, dated June 16, 2003, by and between Aspen Technology, Inc. and Charles F. Kane.
10.3	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and David L. McQuillin.
10.4	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Stephen J. Doyle.
10.5	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.
10.6	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and C. Steven Pringle.

QuickLinks

EXPLANATORY NOTE
NOTE REGARDING FORWARD LOOKING STATEMENTS
Risks Relating to Our Business as a Result of Completing the Financing
Risks Relating to Our Business as a Result of Not Completing the Financing
Risks Relating to Our Business
Summary Compensation Table
Option Grants in Fiscal Year 2003
Aggregated Option Exercises in Fiscal Year 2003 and Fiscal 2003 Year-End Option Values
Equity Compensation Plan Information
SIGNATURE
Exhibit Index